CARL M. CRAVEN
2525 State Street,
Quincy, IL, 62301

The Board of Directors VERDE RESOURCES, INC. (“the Company”) (Business Identification No. NV20101296137) 2 Cityplace Drive, Suite 200, St. Louis, MO 63141

Date: March 30th 2023

Dear Sir,

RESIGNATION AS A DIRECTOR

With reference to the above, I feel it is time for me to step down and resign from my directorship with your Esteem Company.

May I take this opportunity to wish everyone well. I have had a fruitful and meaningful tenure.

Please treat this date hereof as my official date of resignation.

Wishing you all the best.

Yours faithfully,

....
CARL M. CRAVEN